Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
C-COR Incorporated:
We consent to the incorporation by reference in the registration statement on Form S-4 filed by ARRIS Group, Inc. of our report dated September 11, 2007 with respect to the consolidated balance sheets of C-COR Incorporated and subsidiaries as of June 29, 2007 and June 30, 2006, and the related consolidated statements of operations, cash flows, and shareholders’ equity for each of the three fiscal years in the period ended June 29, 2007, the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of June 29, 2007, which reports appear in the June 29, 2007 Annual Report on Form 10-K of C-COR Incorporated and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus. Our report refers to a change in the method of accounting for stock-based compensation.
/s/ KPMG LLP
Harrisburg, Pennsylvania
October 10, 2007